Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CYNOSURE, INC.,

MINUTEMAN MERGER SUB, INC.

and

HOLOGIC, INC.

Dated as of February 14, 2017

4.2	Authority; No Conflict; Required Filings and Consents	30
4.3	Information Provided	31
4.4	Operations of the Purchaser	31
4.5	Available Funds	31
4.6	Ownership of Company Common Stock	32
4.7	Litigation	32
4.8	Other Agreements or Understandings	32
4.9	Brokers	32
4.10	Independent Investigation	32
4.11	No Other Company Representations or Warranties	32
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	33

ARTICLE V Conduct of Business		34
5.1	Covenants of the Company	34
5.2	Conduct of Business by the Parent and the Purchaser Pending the Merger	37

ARTICLE VI Additional Agreements		37
6.1	No Solicitation	37
6.2	Nasdaq Listing	40
6.3	Confidentiality; Access to Information	41
6.4	Reasonable Best Efforts	41
6.5	Public Disclosure	44
6.6	Indemnification	44
6.7	Notification of Certain Matters	46
6.8	Employee Benefits Matters	46
6.9	State Takeover Laws	48
6.10	Rule 16b-3	48
6.11	Rule 14d-10 Matters	48
6.12	Control of Operations	49
6.13	Security Holder Litigation	49
6.14	Director Resignations	49

ARTICLE VII Conditions to Merger		50
7.1	Conditions to Each Party’s Obligation To Effect the Merger	50

ARTICLE VIII Termination and Amendment		50
8.1	Termination	50
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Amendment	53
8.5	Extension; Waiver	53
8.6	Procedure for Termination, Amendment, Extension or Waiver	54

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ARTICLE IX Defined Terms		54

ARTICLE X Miscellaneous		64
10.1	Nonsurvival of Representations and Warranties	64
10.2	Notices	64
10.3	Entire Agreement	66
10.4	Third Party Beneficiaries	66
10.5	Assignment	66
10.6	Severability	66
10.7	Counterparts and Signature	67
10.8	Interpretation	67
10.9	Governing Law	67
10.10	Remedies; Waiver of Jury Trial	67
10.11	Submission to Jurisdiction	68
10.12	Disclosure Schedule	69
10.13	Parent Guarantee	69

Annex I	Conditions of the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 14th day of February, 2017, by and among Hologic, Inc., a Delaware corporation (the “Parent”), Minuteman Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Cynosure, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will make a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled or converted in accordance with Section 2.6(b)) for $66.00 per share of Company Common Stock, net to the seller in cash, without interest thereon and subject to Sections 1.1(g) and 2.10 (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, the Purchaser will, in accordance with Section 251(h) of the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled or converted in accordance with Section 2.6(b) and Dissenting Shares) being converted in the Merger into the right to receive the Offer Price (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (a) adopted, approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective board of directors of the Parent and the Purchaser have approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1                   The Offer.

(a)                                 Commencement of the Offer; Acceptance of Shares.  Subject to the terms and conditions of this Agreement and provided that the Company has complied in all material respects with its obligations under Section 1.1(c) and Section 1.2 in each case to the extent necessary for Purchaser to comply with its obligation under this Section 1.1, as soon as practicable, and in any event within five (5) Business Days, after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled or converted in accordance with Section 2.6(b)) for a price per share of Company Common Stock equal to the Offer Price.  As promptly as practicable on the later of: (i) the earliest time as of which the Purchaser is permitted under the Exchange Act to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.  The obligation of the Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions), without limiting the right of the Parent or the Purchaser to terminate, extend or modify the Offer to the extent permitted under the terms of this Agreement.  On the terms and subject to the conditions of the Offer and this Agreement, the Purchaser shall promptly after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(b)                                 Expiration Date; Extensions and Amendment.

(i)                                     The Offer shall initially expire at midnight, Eastern time, at the end of the day that is the 20th Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act).  Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right, in their sole and absolute discretion, to (A) increase the Offer Price, (B) waive any of the Offer Conditions, in whole or in part, at any time and from time to time prior to the Acceptance Time and (C) make other changes in the terms and conditions of the Offer prior to the Acceptance Time to the extent not inconsistent with the terms of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company in its sole and absolute discretion):  (1) change the form of consideration payable in the Offer, decrease the Offer Price, increase the Offer Price in an increment of less than $0.25 per share or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled or converted in accordance with Section 2.6(b)); (2) except pursuant to Section 1.1(b)(ii) or Section 1.1(f), terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer; (3) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11promulgated under the Exchange Act; (4) amend, change or waive the Minimum Condition or the condition in clause (c)(v) of Annex I; (5) amend, modify or supplement any of the Offer Conditions in any manner that is adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; (6) amend, modify or supplement any of the terms of the Offer (other than the Offer Conditions) in any manner that is adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; or (7) impose any condition to the Offer other than the Offer Conditions.

(ii)                                  Notwithstanding anything herein to the contrary (but subject to the last sentence of this Section 1.1(b)(ii)), the Purchaser shall extend the scheduled expiration date of the Offer:  (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC); (B) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and (C) if at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), and without limiting Purchaser’s obligation to further extend the Offer until the earlier of the Outside Date or the termination of this Agreement pursuant to Section 8.1, for one or more periods specified by the Purchaser (not in excess of ten (10) Business Days each, or for such longer period as the parties may agree in writing) in order to permit the satisfaction of such conditions to the Offer.  Notwithstanding anything to the contrary herein, Purchaser shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the Outside Date.  Nothing in this Section 1.1(b)(ii) shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, the Parent or the Purchaser to terminate this Agreement pursuant to Section 8.1.

(c)                                  Schedule TO and Offer Documents.  On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer.  The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”) and a form of the related letter of transmittal in customary form (the “Letter of Transmittal”), and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”).  The Parent and the Purchaser shall cause the Offer Documents (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company

Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents.  The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws.  Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.  Except to the extent related to the Parent or the Purchaser’s response to an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice, the Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock.  Except to the extent related to the Parent or the Purchaser’s response to an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice, the Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer or any Offer Document promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.  Subject to the foregoing, the Parent and the Purchaser shall use reasonable best efforts to respond to any such comments promptly after they are received.

(d)                                 Provision of Information for Schedule 14d-9.  Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14d-9, all information concerning Parent and the Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14d-9.

(e)                                  Provisions of Funds by the Parent.  The Parent shall deposit, or shall cause to be deposited, on behalf of the Purchaser, with the Paying Agent, prior to or promptly following the Acceptance Time (but in no event later than the earlier of (i) immediately prior to the Effective Time and (ii) the Business Day during which the Acceptance Time occurs or the immediately following Business Day if the Acceptance Time does not occur on a Business Day), all of the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f)                                   Termination of Offer and Return of Tendered Shares.  Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the

Company in its sole and absolute discretion.  In the event this Agreement is terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto.  If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(g)                                  Adjustments to Offer Price.  Subject to all limitations set forth in Section 5.1 hereof, the Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time.

1.2                   Company Actions.

(a)                                 Approval and Consent.  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and, subject to Section 6.1 below, to the inclusion of the recommendation of the Company Board that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer in the Offer Documents.

(b)                                 Schedule 14D-9.  On the date of the commencement of the Offer, concurrently with the filing of the Schedule TO, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) that contains the fairness opinion of the Company’s financial advisor referenced in Section 3.18 and the notice and other information required by Section 262(d)(2) of the DGCL, and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL.  Except as permitted pursuant to, and in accordance with, Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board that the Company’s stockholders accept the Offer and tender all of their shares of Company Common Stock to the Purchaser pursuant to the Offer (the “Company Board Recommendation”).  The Company shall cause the Schedule 14D-9 (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9.  Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the

Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

(c)                                  Sharing of Materials and Information.  Except to the extent related to an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice:

(i)                                     The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii)                                  The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.  Subject to the foregoing, the Company shall use its reasonable best efforts to respond to any such comments promptly after they are received.

(d)                                 Provision of Information for Offer Documents.  The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information in its possession or control concerning the Company and the holders of shares of Company Common Stock required under applicable U.S. federal securities laws to be included in the Offer Documents or reasonably requested in connection with any action contemplated by Section 1.1(b), including communication of the Offer to the record and beneficial holders of shares of Company Common Stock.

(e)                                  Stockholder Lists.  In connection with the Offer, the Company shall instruct its transfer agent to, and shall use its reasonable best efforts to cause its transfer agent to, promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock and any available listing containing the names and addresses of beneficial holders of shares of Company Common Stock, in each case, as of the most recent practicable date, and shall furnish to the Purchaser such information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock (the date of the list used by the Purchaser to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with

Section 8.1, shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

ARTICLE II

THE MERGER

2.1                               The Merger; No Vote of Stockholders.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time.

(b)                                 The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

2.2                               Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date as soon as practicable after the Acceptance Time, Parent, Purchaser and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State.  The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall, subject to Section 2.1(b), agree and specify in the Certificate of Merger (the “Effective Time”).

2.3                               Closing.  Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable following the Acceptance Time, which shall not be later than the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.4                               Effects of the Merger.  At the Effective Time (a) the separate existence of the Purchaser shall cease, the Purchaser shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL.  In addition, subject to Section 6.6(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.  The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5                               Directors and Officers of the Surviving Corporation.  The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

2.6                               Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a)                                 Capital Stock of the Purchaser.  Each share of the common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock;  Converted Shares.  All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by the Parent, the Purchaser or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock that is owned directly by any Subsidiary of the Company shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.

(c)                                  Merger Consideration for Company Common Stock.  Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.6(c) in accordance with the provisions of Section 2.7.

(d)                                 Adjustments to Merger Consideration.  Subject to the limitations set forth in Section 5.1 below, the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.7                   Surrender of Certificates.

(a)                                 Paying Agent.  Prior to the expiration of the Offer, Parent shall engage the Paying Agent.  At, prior to or promptly following the Acceptance Time (but in no event later than the earlier of (i) immediately prior to the Effective Time and (ii) the Business Day during which the Acceptance Time occurs or the immediately following Business Day if the Acceptance Time does not occur on a Business Day), the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.7, the Payment Fund.  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement.  Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.7(e).  In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)                                 Exchange Procedures.

(i)                                     Promptly (and in any event within three (3) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)                                  With respect to Uncertificated Shares, the Parent and the Company shall cooperate to establish procedures with the Paying Agent and the holders of Uncertificated Shares to ensure that the Paying Agent will transmit to such holder or its nominees, upon surrender of Uncertificated Shares held of record by such holder or its nominees in accordance with customary surrender procedures (including receipt by the Paying Agent of an “agent’s message” in customary form and/or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Merger Consideration pursuant to and in accordance with the terms of this Agreement, and each such Uncertificated Share shall forthwith be cancelled.

(c)                                  Interest; Transfers; Rights Following the Effective Time.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid.  Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.  Until surrendered as contemplated by this Section 2.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.6(c), without any interest thereon.

(d)                                 No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.7(e).

(e)                                  Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f)                                   No Liability.  To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any governmental authority, any such Merger Consideration shall, to the extent permitted by applicable law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.8                   Company Stock Plans.

(a)                                 Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding.  In the event that the exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)                                 Effective as of immediately prior to the Effective Time, each Company RSU that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding.

(c)                                  Effective as of immediately prior to the Effective Time, each Company PSU that is then-outstanding and unvested shall vest with respect to the maximum number of shares of Company Common Stock that could be earned thereunder and automatically be canceled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (i) the maximum number of shares of Company Common Stock then underlying such Company PSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding.

(d)                                 Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options, Company RSUs and Company PSUs as contemplated by this Section 2.8.

(e)                                  The Parent shall cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.8(a), Section 2.8(b) and Section 2.8(c) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time.

(f)                                   As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options, Company RSUs or Company PSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.8 and providing instructions for use in obtaining payment therefor.  The Company shall provide Parent with a reasonable opportunity to review the notices described in this Section 2.8(f) reasonably in advance of providing said notices and the Company shall consider in good faith any reasonable comments provided by Parent to the Company.

(g)                                  The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.8 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.9                               Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)                                  The Company shall give the Parent:  (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not settle or pay or make any payment or settlement offer with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.

2.10                        Withholding Rights.  Each of the Parent, the Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law.  To the extent that amounts are so withheld and timely remitted by the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying

Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2015 and prior to the date of this Agreement and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth in the Company Disclosure Schedule, subject to Section 10.12.

3.1                               Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to have such power and authority or to be so qualified or in good standing, individually or in the aggregate, that has not had and would not be reasonably likely to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Offer or the Merger.  The Company has publicly filed correct and complete copies of the Company’s certificate of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Company as of the date of this Agreement consists of 61,500,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company’s certificate of incorporation.  As of the Capitalization Date, (i) 23,771,337 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 1,628,586 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 870,477 shares of Company Common Stock were underlying outstanding Company Stock Options and the Company Stock Options had a weighted average exercise price of $26.21, (v) 420,405 shares of Company Common Stock were underlying outstanding Company RSUs, (vi) 165,635 shares of Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied at target performance), and (vii) 268,377 shares of

Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied at maximum performance).

(b)                                 The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan.  The Company has made available to the Parent complete and accurate copies of all (i) Company Stock Plans, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs and Company PSUs and (iv) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(c)                                  Except (i) as set forth in Section 3.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company PSUs outstanding on such date in accordance with their respective terms, and (ii) grants of equity awards since the date of this Agreement permitted under Section 5.1(j), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance (other than pursuant to the Company Stock Plans made available to the Parent) or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.  The Company does not have any outstanding stock appreciation rights, phantom stock or similar rights or obligations.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company.  There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)                                 All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e)                                  There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3                   Subsidiaries.

(a)                                 Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.  All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 3.3 of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.

(b)                                 Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect.  The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of the Company (and all amendments thereto) as currently in effect.

(c)                                  The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company.

3.4                   Authority; No Conflict; Required Filings and Consents.

(a)                                 The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming that the Merger will be consummated in accordance with Section 251(h) of the DGCL, consummate the Merger.  The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) approving the execution and delivery by the Company of this Agreement and declaring the advisability of this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders, (iv) recommending that the stockholders of the

Company accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (v) subject to the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 4.6 hereof, approved the Parent, the Purchaser and their respective Affiliates and this Agreement and the transactions contemplated hereby (including the Offer and the Merger) in order to render the restrictions on business combinations set forth in Section 203 of the DGCL to be inapplicable to the Parent, the Purchaser and their respective Affiliates and this Agreement and the transactions contemplated hereby (including the Offer and the Merger).  Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6 and that the Merger will be consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                                 The execution and delivery of this Agreement by the Company do not, and (assuming that the Merger will be consummated in accordance with Section 251(h) of the DGCL) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Offer  or the Merger (provided that, with respect to clause (ii) only, the existence of a change of control or similar provision in and of itself (and not the consequences of failing to satisfy such provision) shall not be deemed to prevent, or materially impair or delay, the ability of the Company to consummate the Offer or the Merger).

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Offer or the Merger.

(d)                                 Assuming the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 4.6 and that the Merger will be consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)                                  The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of independent directors (as defined in the Nasdaq Marketplace Rules), has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act any and all employment compensation, severance and employee benefit agreements and arrangements (including the transactions contemplated hereby) that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, and to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5                   SEC Filings; Financial Statements; Information Provided.

(a)                                 The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2015.  All such registration statements, forms, reports and other documents (including exhibits, all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  The Company has not as of the date hereof received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c)                                  The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.  On the date the Schedule 14D-9 is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, the Schedule 14D-9 (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Schedule 14D-9 based upon information supplied by the Parent, the Purchaser or any of their respective Representatives expressly for use or incorporation by reference therein.

(d)                                 The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)                                  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).  Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market.

(f)                                   The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

3.6                   No Undisclosed Liabilities.  Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to Parent prior to the date of this Agreement and (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

3.7                   Absence of Certain Changes or Events.

(a)                                 Since December 31, 2015, there has not been a Company Material Adverse Effect.

(b)                                 From the date of the Company Balance Sheet until the date of this Agreement, except for the transactions contemplated by this Agreement and discussions, negotiations and transactions related hereto, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (h) and (j) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8                   Taxes.  Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a)                                 The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete.  The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b)                                 As of the date of this Agreement, no examination or audit of any Tax Return, or other action or proceeding in respect of any Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing, nor has any written adjustment with respect to any Tax Return or written claim for any additional Tax been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress.  There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c)                                  The Company and its Subsidiaries have complied with applicable laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of Taxes required to be withheld and paid over.

(d)                                 There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(f)                                   No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g)                                  Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)                                 Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two (2) years prior to the date hereof.

(i)                                     No claim has been made in writing prior to the date of this Agreement by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j)                                    The Company will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting or (ii) closing agreement.

3.9                   Real Property.

(a)                                 Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto.  Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, (iii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iv) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases, free and clear of all Liens.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10            Intellectual Property.

(a)                                 Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered material Company Intellectual Property.

(b)                                 Section 3.10(b) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person or has licensed or sublicensed to any other Person the right to use any material Company Intellectual Property Company.

(c)                                  Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries.  Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a

Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted.

(d)                                 All issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled.

(e)                                  The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted in the past three (3) years), does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.  There are no claims with respect to the Company Intellectual Property pending as of the date of this Agreement and, to the Company’s Knowledge, between January 1, 2014 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(f)                                   The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.  Each employee who is or was involved in the creation or development of any material Company Intellectual Property which is owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which, to the Company’s Knowledge, has not been breached by such Person, except for breaches that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(g)                                  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property (and no third party has done so in the past three (3) years), except for infringements, violations or misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.11            Contracts.

(a)                                 Section 3.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this

Agreement or by which any of them or any of their respective properties, rights or assets are bound.

(b)                                 Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)                                  Since January 1, 2016, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12            Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Offer or the Merger.  As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Offer or the Merger.

3.13            Environmental Matters.

(a)                                 Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations; (iii) as of the date of this Agreement there is no legal proceeding under Environmental Laws that is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; (iv) neither Company nor any of its Subsidiaries has between January 1, 2014 and the date hereof received any written notice of or entered into or assumed (by contract or operation of law or otherwise), any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws; and (v) there has been no Release of Hazardous Substances at any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries.

(b)                                 The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13.  Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14            Employee Benefit Plans.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b)                                 With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) a current IRS opinion or favorable determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan.

(c)                                  Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d)                                 With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e)                                  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and, to the Company’s Knowledge, no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(f)                                   Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.

(g)                                  None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates (i) maintains (or has during the past six (6) years maintained) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated (or was during the past six (6) years obligated) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Employee Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company Subsidiaries; or (v) limit or restrict the right of the Company or any of the Company Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable law.

(i)                                     Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(j)                                    None of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by Section 4980B of the Code.

(k)                                 All Company Employee Plans maintained pursuant to the laws of a country other than the United States and all plans or arrangements applicable to employees outside the United States that are mandated by applicable law (i) have in all material respects been maintained in accordance with all applicable requirements (including applicable law), (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, in accordance with GAAP and, if required, applicable law, except, in the case of clause (iii), as has not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.15            Compliance With Laws.

(a)                                 The Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(b)                                 Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has since January 1, 2014 violated or is violating in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, or any other applicable domestic or foreign anti-bribery or anti-corruption law.

(c)                                  The Company and its Subsidiaries are in compliance with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury, except for failures to comply that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(d)                                 The Company and its Subsidiaries are in compliance with all applicable Healthcare Laws, except for failures to comply that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

3.16            Permits; Regulatory Matters.

(a)                                 The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including authorizations, permits, licenses and franchises under Healthcare Laws, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”).  The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar material agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.

(c)                                  Except for matters that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2014, all reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date of this Agreement).  Between January 1, 2014 and the date of this Agreement, except for matters that have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(d)                                 Between January 1, 2014 and the date of this Agreement (i) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C.A § 335a(a) or any similar law or authorized by 21 U.S.C.A § 335a(b) or any similar law, and (ii) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.

(e)                                  Except as available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, between January 1, 2014 and the date of this Agreement, neither the Company nor any of its Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.  Except for notices that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, between January 1, 2014 and the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such

Company Products, (iii) a negative change in reimbursement status of a Company Product, (iv) a 510(k) rescission letter, (v) any regulatory action by the FDA or any other Healthcare Regulatory Authority against the Company or any Company Product, including any notice of adverse findings, any regulatory, untitled or warning letters or any mandatory recalls, (vi) any safety alert with respect to a Company Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.

3.17            Labor Matters.  The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.  There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts within the past three (3) years.  Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association.  There are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred within the three (3) years prior to the date of this Agreement.

3.18            Opinion of Financial Advisor.  The financial advisor of the Company, Leerink Partners LLC (“Leerink”), has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions and limitations to be set forth in Leerink’s written opinion, the Offer Price and the Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Shares, as defined in Leerink’s written opinion) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.  As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

3.19            Section 203 of the DGCL; Other Anti-Takeover Laws.  Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

3.20            Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of the Company Disclosure Schedule.

3.21            Insurance.  Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.22            Suppliers.  Listed in Section 3.22 of the Company Disclosure Schedules are the names of the ten (10) most significant suppliers (by dollar volume of purchases) of the Company (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2016 and the approximate amount purchased from each such supplier during such period.  From January 1, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier following the date hereof.

3.23            Product Liability.  Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, (a) each product designed, formulated, manufactured or sold by the Company and its Subsidiaries has been done so since January 1, 2015 in conformity in all material respects with all applicable product specifications, applicable express and implied warranties and applicable law and (b) neither the Company nor any of its Subsidiaries has received any written notice of any allegation that a product it designed, formulated, manufactured or sold is materially defective or not in conformity in all material respects with the an applicable product specification, applicable express or implied warranties or applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1                   Organization, Standing and Power.  Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation.  Each of the Parent and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to have such power and authority or to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably likely to have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Purchaser and Parent.

4.2                   Authority; No Conflict; Required Filings and Consents.

(a)                                 Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur promptly after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby.  The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur promptly after the execution and delivery of this Agreement).  This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings of the Offer Documents and the Schedule 14D-9 under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of the Nasdaq Stock Market, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

(d)                                 No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3                   Information Provided.  The information to be supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.  On the date the Schedule TO is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Schedule TO is first published, sent or given to holders of shares of Company Common Stock, the Schedule TO (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 4.3, no representation or warranty is made by the Parent and the Purchaser with respect to information or statements made or incorporated by reference in the Schedule TO based upon information supplied by the Company or any of its Representatives expressly for use or incorporation by reference therein.

4.4                   Operations of the Purchaser.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities other than in connection with the transactions contemplated hereby.

4.5                   Available Funds.  The Parent has, and will at the Acceptance Time and at the Closing have, access to (including under existing credit facilities) all of the funds that are necessary to enable the payment by the Parent or the Purchaser in cash of all amounts required to be paid by the Parent or the Purchaser in connection with the transactions contemplated by this Agreement, including the payment of the Offer Price for each share of Company Common Stock tendered pursuant to the Offer, the payment of the Merger Consideration pursuant to the Merger, the payments owing to holders of Company Stock Options, Company RSUs and Company PSUs under Section 2.8 and the payment of all fees and expenses related to or arising out of the transactions contemplated by this Agreement.

4.6                   Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries has been at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.  Neither Parent nor the Purchaser own as of the date of this Agreement, and prior to the Acceptance Time will not own, any shares of Company Common Stock.

4.7                   Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

4.8                   Other Agreements or Understandings.  There are no written contracts, arrangements or understandings between or among the Parent, the Purchaser, or any other Subsidiary of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries, on the other hand.

4.9                   Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

4.10            Independent Investigation.  Each of the Parent and the Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Purchaser and its Representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.11            No Other Company Representations or Warranties.  The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, resulting from the delivery, dissemination or any other distribution to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, or the use by the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders, or Representatives, or any other Person acting on behalf of the Parent, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Offer, the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Parent, has relied on any such information (including the accuracy or completeness thereof).

4.12            Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by the Parent and the Purchaser and their respective Representatives, the Parent and the Purchaser and their respective Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  The Parent and the Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Purchaser are familiar, that the Parent and the Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, with respect thereto, in each case without limiting any of the express representations and warranties set forth in this Agreement or the rights and remedies as a result of any inaccuracy in any such representations or warranties.  Accordingly, the Parent and the Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), in each case other than the express representations and warranties set forth in this Agreement.  The Parent and the Purchaser each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person acting on behalf of the Company with respect to the Company other than the representations and warranties set forth in this Agreement.  The Parent and the Purchaser each expressly disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1                   Covenants of the Company.  Except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any Company Material Contract in effect on the date hereof and made available to the Parent, as set forth in Section 5.1 of the Company Disclosure Schedule, or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesales, lessors and others having material business dealings with the Company.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement, as required by applicable law, as set forth in Section 5.1 of the Company Disclosure Schedule, or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)                                 (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, securities or other property) in respect of any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement, (B) from holders of Company Stock Options, Company RSUs or Company PSUs (in each case which are outstanding as of the date of this Agreement) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required under the terms thereof as they exist on the date of this Agreement or (C) from former employees, directors and consultants as required by agreements existing as of the date of this Agreement providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement, in each case, under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)                                 except as set forth in Section 5.1(j) of the Company Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms thereof as they exist on the date of this Agreement;

(c)                                  amend the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d)                                 acquire, or cause any acquisition of, any assets, rights or properties (including by merging or consolidating with any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof), except purchases of inventory and raw materials in the Ordinary Course of Business and for purchases of other assets in an aggregate amount not to exceed $1,000,000;

(e)                                  sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries, other than sales of inventory and disposition of obsolete equipment in each case in the Ordinary Course of Business and sales of other assets (other than any Company Intellectual Property) in an aggregate amount not to exceed $500,000;

(f)                                   (i) adopt any stockholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) subject to Section 6.1 and Section 8.1(f), merge or consolidate with any Person;

(g)                                  (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (x) to the Company or one of its wholly-owned Subsidiaries in the Ordinary Course of Business, (y) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (z) short-term borrowings of not more than $1,000,000 in the aggregate, incurred in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than any of the

Company’s direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h)                                 make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than to the extent included in and in accordance with the Company’s budget for capital expenditures made available to the Parent prior to the date of this Agreement;

(i)                                     make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j)                                    except as required by or in order to comply with any Company Employee Plan in existence on the date hereof, (i)  adopt, enter into, terminate or amend in any manner adverse to the Company any employment, consulting, severance, retention, change in control, termination or similar agreement with any of its directors, officers, employees or individual independent contractors, other than entry into at-will offer letters in the Ordinary Course of Business with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company Severance Practices as in effect on the date hereof), (ii) hire any new employees or individual independent contractors, other than (A) new hires of non-executive employees or individual independent contractors, in each case, in the Ordinary Course of Business, (B) hiring contemplated in, and in accordance with, the budget made available to the Parent prior to the date of this Agreement or (C) hiring of employees to fill vacancies at total annual compensation substantially similar to their predecessors in the Ordinary Course of Business, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the Ordinary Course of Business that do not increase in any material respect the cost to the Company of maintaining such Company Employee Plans and that apply to substantially all employees across-the-board, (iv) increase the compensation or benefits of, or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for salary increases in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business and except, in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) take any action to accelerate any payment or benefit, the vesting of any payment or benefit or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (vii) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or (viii) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $200,000, other than for cause;

(k)                                 (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract, (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;

(l)                                     knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;

(m)                             except as permitted by and in accordance with Section 6.13, settle any action, suit, proceeding, claim, arbitration or investigation, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $1,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

(n)                                 make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability; or

(o)                                 authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2                               Conduct of Business by the Parent and the Purchaser Pending the Merger.  Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Purchaser shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement and (b) the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                   No Solicitation.

(a)                                 No Solicitation or Negotiation.  Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers and senior management not to and shall use reasonable efforts to cause its other Representatives not to, directly or indirectly:

(i)                                     solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  provide any non-public information concerning the Company or any of its Subsidiaries to any Person or group who has made or would reasonably be expected to make any Acquisition Proposal or for the purpose of encouraging or facilitating any Acquisition Proposal;

(iii)                               amend or grant a waiver or release under any standstill or similar agreement with respect to any Company Common Stock (other than for Parent or its Affiliate), except under the circumstances permitted under this Section 6.1(a); or

(iv)                              enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), if at any time prior to the Acceptance Time, (i) the Company has received after the date of this Agreement a written Acquisition Proposal that did not result from a material breach of this Section 6.1, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (the Person making such Acquisition Proposal, a “Qualified Person”) and that the failure to take such action described in clause (A) or clause (B) below would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable law, then the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to such Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations of the Qualified Person than the Confidentiality Agreement (provided, that the Company shall substantially concurrently provide to Parent, in accordance with the terms of the Confidentiality Agreement, any non-public written information and any other material non-public information concerning the Company and its Subsidiaries that is provided to (or given access to) such Qualified Person and which was not previously provided or made available to Parent), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person.

(b)                                 No Change in Recommendation or Alternative Acquisition Agreement.

(i)                                     Prior to the earlier of the Acceptance Time or the termination of this Agreement in accordance its terms, the Company Board shall not, except as set forth in this Section 6.1, (x) fail to include the Company Board Recommendation in the Schedule 14D-9,(y) withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to the Parent or the Purchaser, the Company Board Recommendation or (z) approve, endorse or recommend, or publicly propose to approve, endorse, declare the advisability of or recommend, any Acquisition Proposal (any action described in clauses (x),  (y) or (z), a “Company Board Recommendation Change”);

(ii)                                  Prior to the earlier of the Effective Time or the termination of this Agreement in accordance its terms, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

(iii)                               Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Acceptance Time, the Company Board may (A) effect a Company Board Recommendation Change in response to a Superior Proposal concurrently with causing the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(f) in order to enter into a definitive agreement providing for such Superior Proposal or (B) effect a Company Board Recommendation Change (other than pursuant to clause (z) of the definition thereof) in response to an Intervening Event if (in the case of either clause (A) or (B): (i) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (ii) the Company has notified the Parent in writing at least four (4) Business Day prior to taking such action that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not, in and of itself, constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement so long as such notice clearly states that it is not a Company Board Recommendation Change and that the Company Board is not changing the Company Board Recommendation); (iii) if requested by the Parent, the Company shall have made available and instructed its Representatives to discuss and negotiate with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement (in a manner that would obviate the need to effect such Company Board Recommendation Change) during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (iv) at the end of such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Company Board Recommendation Change in response to a Superior Proposal, the Company Board has determined in good faith (after consultation with financial advisor and outside counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal; provided that, if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify the Parent of each such amendment, revision or change in compliance with Section 6.1(c) and the applicable four (4) Business Day period described above shall be extended until at least two (2) Business Days after the time that the Parent receives notification from the Company of each such amendment, revision or change and the Company Board shall not make a Company Board Recommendation Change prior to the end of any such period as so extended and compliance with the other requirements described above during such period as so extended.

(c)                                  Notices to the Parent.  The Company shall promptly (and in any event within one (1) Business Day) advise the Parent orally and in writing of the Company’s receipt of any Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal.  Thereafter, the Company shall keep Parent reasonably informed on a reasonably prompt basis of any material developments with respect to any such Acquisition Proposal, including any material changes to the terms thereof.  The Company shall promptly (and, in any event, within one (1) Business Day) provide Parent with copies of all written requests, proposals or offers, including proposed agreements, and oral summaries of any material oral requests, proposals or offers, received by or made to the Company  from any Person or group making an Acquisition Proposal.  The Company shall not enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent the information required to be provided to Parent pursuant to this Section 6.1(c).

(d)                                 Certain Permitted Disclosure.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (any “stop, look and listen” communication, in and of itself, shall not be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that this Section 6.1(d) shall not permit the Company Board of Directors to make a Company Board Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 6.1(b).

(e)                                  Cessation of Ongoing Discussions.  The Company shall, and shall cause its Representatives to, except with respect to the Parent and the Purchaser, (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information previously furnished to any Person within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2                               Nasdaq Listing.  The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on the Nasdaq Stock Market until the Effective Time.  Each of the parties hereto agrees to cooperate with the other parties hereto and to use its reasonable best efforts to take or cause to be taken, all actions necessary to delist the

Company Common Stock from the Nasdaq Stock Market as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.3                               Confidentiality; Access to Information.

(a)                                 Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)                                 During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 6.3(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its employees (subject to this Section 6.3(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal or a Trigger Event (except as otherwise required by the terms of this Agreement), or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) violate any legal requirement or contract (including confidentiality provisions thereof), or (2) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances); provided further, that the Company shall not be required to provide access to its employees (other than senior management) other than pursuant to a reasonable integration plan that has been agreed in good faith by the Company and the Parent or as otherwise reasonably approved by the Company; provided further that the Company shall only be required to provide access to its senior management (other than the Chief Executive Officer of the Company) following reasonable advance notice from Parent to the Chief Executive Officer of the Company.  Any such information shall be subject to the Confidentiality Agreement.  Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, subject to compliance with applicable law, Parent and its Representatives shall be permitted to contact or communicate with any of the licensors, customers or suppliers of the Company or any of its Subsidiaries after providing notice to the Company it being understood that nothing herein shall restrict Parent’s ability to contact or interact with any such persons for reasons other than related to this Agreement and the transactions contemplated hereby.

6.4                               Reasonable Best Efforts.

(a)                                 Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall each use its reasonable best efforts to:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)                                  as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, the Purchaser, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or the Purchaser, as contemplated by, and subject to, Section 6.4(d)) agree to any material undertaking in connection with any of the foregoing;

(iii)                               as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv)                              contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of prohibiting consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; and

(v)                                 execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Company, as the case may be) or its legal counsel.  For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b)                                 Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement. None of the Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c)                                  Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.4(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Acceptance Time beyond the Outside Date; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to take any of the actions under this Section 6.4(d) or any other provision of Section 6.4 that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Parent, the Company, or any of their respective Subsidiaries.  For the purposes of this provision, a material adverse effect shall be measured relative to the size of the Company and its Subsidiaries taken as a whole, regardless of whether such actions are imposed on, or affect, the Parent, the Company, or any of their respective Subsidiaries.

(e)                                  For the avoidance of doubt, subject to Section 6.4(d), the Parent shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent, approval or termination of applicable waiting periods of the Federal Trade Commission, the

Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Entity and (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, in each case pursuant to any Antitrust Law, would preclude consummation of the Offer or the Merger by the Outside Date.

6.5                               Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or the Purchaser’s response thereto) in connection with an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice.

6.6                               Indemnification.

(a)                                 From and after the Acceptance Time, each of the Parent and, from and after the Effective Time, the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable law.  Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation (without duplication) within ten (10) Business Days of receipt by the Parent from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b)                                 From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)                                  Subject to this Section 6.6(c), the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term;.  Subject to this Section 6.6(c), if the Company’s or the Surviving Corporation’s existing insurance contemplated by the prior sentence expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous, in the aggregate, to the Indemnified Parties than the Current D&O Insurance.  Notwithstanding anything to the contrary in this Agreement, the Company may, and the Company shall if requested by Parent, prior to the Acceptance Time, purchase a Reporting Tail Endorsement (after reasonable consultation with the Parent), provided that the Company does not pay or commit to pay, in the aggregate, more than the Maximum Premium for such Reporting Tail Endorsement without discussing in good faith with the Parent the Company’s discussions with its insurers, the quoted cost and reasons therefor and considering in good faith any alternatives that the Parent may suggest to the Company in lieu of obtaining such Reporting Tail Endorsement.  If a Reporting Tail Endorsement has been purchased by the Company prior to the Acceptance Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation and, in such case, the Parent’s and the Surviving Corporation’s obligations under this Section 6.6(c) shall be deemed satisfied.

(d)                                 In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume (or assume by operation of law) and succeed to the obligations set forth in this Section 6.6.

(e)                                  If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f)                                   The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs.

6.7                               Notification of Certain Matters.  Prior to the Specified Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Purchaser) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in clause (c)(ii) of Annex I or (ii) in the case of any representation or warranty of the Parent or the Purchaser, in any material respect, in each case at any time from and after the date of this Agreement until the Specified Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Purchaser) of any covenant or agreement set forth in this Agreement.  The delivery of any notice pursuant to this Section 6.7 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder.

6.8                               Employee Benefits Matters.

(a)                                 From and after the Effective Time, the Parent shall, and shall cause the Company (including the Surviving Corporation) to, carry out all employer responsibilities under all Company Employee Plans in accordance with their terms as in effect immediately before the Effective Time.  For a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a base salary, commission opportunities, annual bonus opportunities and the value of annual equity awards no less favorable in the aggregate than the total compensation package (including base salary, commission opportunities, annual bonus opportunities and value of annual equity awards) provided to such Company Employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such Company Employee immediately before the Effective Time.

(b)                                 For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit plan.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  If any Company Employee (who is not otherwise a party to an employment agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement.

(d)                                 From and after the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to assume in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the Acceptance Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company.

(e)                                  The provisions of Sections 6.8(a) through 6.8(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

(f)                                   At the request of the Parent made at least five (5) Business Days prior to the Closing Date, the Company shall take all steps necessary to terminate the Cynosure, Inc. 401(k) Plan and any and all of the Company Employee Plans that are intended to be qualified within the meaning of Sections 401(a) and 401(k) of the Code (such plans, the “Company 401(k) Plans”), with such termination to be effective as of the day immediately prior to the Closing Date and reflected in the resolutions of the Company Board (the form and substance of which resolutions shall be subject to the prior review and approval of the Parent).  In connection with the termination of the Company 401(k) Plans, the Parent shall use commercially reasonable efforts to permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning Section 401(a)(31) of the Code), in an amount equal to the full account balance distributed or distributable to such Company Employee from each Company 401(k) Plan, including, subject to vendor’s capabilities and procedures, notes evidencing any outstanding loans, from such Company 401(k) Plan to a Parent 401(k) plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code.

(g)                                  Without limiting Section 10.4, nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of the Parent, the Surviving Corporation or any Affiliate of the Parent, or shall interfere with or restrict in any way the rights of the Parent, the Surviving Corporation or any Affiliate of Parent to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause.  Nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or employee benefit plan of the Parent or any of its Affiliates, or (ii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

6.9                               State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, Parent and Purchaser, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions; provided that, the Parent and the Purchaser shall only be required to take any action pursuant to this Section 6.9 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and the Purchaser take specified actions to render such Antitakeover Law inapplicable.

6.10                        Rule 16b-3.  Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.11                        Rule 14d-10 Matters.  Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Specified Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case, to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program or arrangement, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 6.11 shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

6.12                        Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13                        Security Holder Litigation.  In the event that any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof.  Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to such litigation.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed (provided that Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $350,000 and supplemental disclosure (provided that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent) , (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby and (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby)).  Each of the Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice.

6.14                        Director Resignations.  Prior to the then-scheduled expiration of the Offer, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time (resigning from all directorships with the Company and its Subsidiaries).

ARTICLE VII

CONDITIONS TO MERGER

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                 Completion of the Offer.  The Parent or the Purchaser shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b)                                 No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party) (with any termination by the Parent also being an effective termination by the Purchaser):

(a)                                 by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b)                                 by either the Parent or the Company at any time prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before 11:59 p.m., Eastern Time, on the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or, in the case of the Parent, Purchaser) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date);

(c)                                  by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or, in the case of the Parent, Purchaser) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d)                                 by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of the Minimum Condition, without the Purchaser having accepted for payment any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of such party (or, in the case of the Parent, Purchaser) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the non-satisfaction of the Minimum Condition;

(e)                                  by the Parent, prior to the Acceptance Time, if:  (i) the Company Board shall have failed to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer in the Schedule 14D-9 (or the Schedule 14D-9 at any point fails to include such recommendation); (ii) the Company Board shall have effected a Company Board Recommendation Change; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a “Trigger Event”);

(f)                                   by the Company, at any time prior to the Acceptance Time, in order to effect a Change of Recommendation and enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.1(b) with respect to such Superior Proposal and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays the Parent the Termination Fee contemplated by Section 8.3(b)(ii);

(g)                                  by the Parent, prior to the Acceptance Time, if there has been a breach of, inaccuracy in or failure to perform any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause any of the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex I not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from the Parent; provided that neither the Parent nor the Purchaser is then in material breach of any of its representations, warranties or covenants under this Agreement;

(h)                                 by the Company, prior to the Acceptance Time, if there has been a breach of, inaccuracy in or failure to perform any of the Parent’s or the Purchaser’s representations, warranties, covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) shall have had or would reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within twenty (20) Business Days following receipt by the Parent of written notice of such breach, inaccuracy or failure to perform from the Company; provided that the Company is not then in material breach of any of its representations, warranties or covenants under this Agreement; or

(i)                                     by the Company (A) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in Section 1.1(a); provided that the Company is not then in material breach of Section 1.1(c) or Section 1.2 or (B) if the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within two (2) Business Days of the expiration of the Offer (as it may be extended) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates (except as provided in Section 8.3(d)); provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for fraud or any Willful Breach and (b) the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3                               Fees and Expenses.

(a)                                 Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b)                                 The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i)                                     by the Parent pursuant to Section 8.1(e);

(ii)                                  by the Company pursuant to Section 8.1(f); or

(iii)                               by either the Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) or the Parent pursuant to Section 8.1(g) (arising from a breach of the Company’s covenants or agreements set forth in this Agreement), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not irrevocably withdrawn at least two (2) Business Days prior to the earlier of the date of such termination, the Outside Date and the-then scheduled expiration date of the Offer and (B) within 12 months after the date of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated;

provided, however, that, for purposes of Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.  Any fee due under Section 8.3(b)(i) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.  Any fee due under Section 8.3(b)(ii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds prior to or simultaneously with (and as a condition to the effectiveness of) such termination.  Any fee due under Section 8.3(b)(iii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within one (1) Business Day after the date any transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c)                                  In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)                                 The agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and the parties hereto would not enter into this Agreement absent such agreement.  Notwithstanding Section 8.2 or any other provision of this Agreement, other than in the case of any Willful Breach of Section 1.2, Section 6.1 or Section 6.4, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parent and the Purchaser in connection with any termination of this Agreement in the circumstances in which such fees became payable.  Other than in the case of any Willful Breach of Section 1.2, Section 6.1 or Section 6.4, in the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or any Representative of the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.  If the Company fails promptly to pay the Termination Fee when due and payable pursuant to this Agreement and, in order to obtain such payment, the Parent commences an action or other proceeding that results in an award against the Company for such fee, the Company shall pay interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

8.4                               Amendment.  This Agreement may be amended by the Company, the Parent and Purchaser to the extent permitted by law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6                               Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptance Time” means the time at which the Purchaser irrevocably accepts for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by the Company of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any offer or proposal by Parent or any Subsidiary of Parent.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Anti-Takeover Law” has the meaning set forth in Section 6.9.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on February 10, 2017.

“Certificate” means a certificate that immediately prior to the Effective Time represents any shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 30, 2016, as included in the Company SEC Reports filed prior to the date hereof.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 1.2(b).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrently with the execution of this Agreement and dated as of the date of this Agreement.

“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its

Subsidiaries and as to which the Company or any Subsidiary has any liability, but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property.

“Company Material Adverse Effect” means any effect, change, event, occurrence or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 3.4 and Section 3.14(h)); (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing; or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 5.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (i) any product candidate of the Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (j) any product or product candidate of any Person (other than the Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of the Company or any of its Subsidiaries; (k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (l) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (m) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Purchaser, the Parent or any of their directors or officers arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound that:

(a)           would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)           (i) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world;  (ii) requires the Company to conduct any business on a “most favored nations” basis with any third party or (iii) provides for “exclusivity” or any similar requirement in favor of a third party;

(c)           provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement;

(d)           constitutes a license by the Company of any material Company Intellectual Property to any third party (other than as ancillary to a sale of products to customers) or a license pursuant to which the Company has rights to use any Intellectual Property (other than generally commercially available, off-the-shelf software programs) that is material to the Company and its Subsidiaries, taken as a whole;

(e)           constitutes a customer, manufacturing, supply, distribution or marketing agreement that provides for payment obligations by or to the Company of at least $1,000,000 or more in the past twelve (12) months or in any prospective twelve (12) month period;

(f)            pursuant to which the Company has continuing guarantee, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the Ordinary Course of Business), in each case that would reasonably be expected to result in payments in excess of $1,000,000;

(g)           constitutes a settlement, conciliation or similar agreement (A) that is with any Governmental Entity, (B) pursuant to which the Company is obligated after the date of this Agreement to pay consideration to a Governmental Entity or (C) that would otherwise limit the operation of the Company in any material respect after the Closing;

(h)           any Contract pursuant to which any indebtedness for borrowed money of the Company is outstanding with respect to a principal amount in excess of $1,000,000; and

(i)            was entered into after January 1, 2014 and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person.

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Product” means all “drugs” and “devices” (as those terms are defined in Section 201 of the FDCA) and other products subject to the FDCA or any similar law in any foreign jurisdiction that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company PSUs” mean any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the Company’s severance practices set forth in Section 6.8(c) of the Company Disclosure Schedule.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2004 Stock Option Plan.

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge as of the date hereof of the individuals identified in Section 10.1 of the Company Disclosure Schedule, after reasonable inquiry of the employee with primary responsibility for the applicable subject matter.

“Confidentiality Agreement” means the confidentiality agreement, dated as of January 23, 2017, between the Company and the Parent.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“Current D&O Insurance” means the directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” has the meaning set forth in Section 2.2.

“EMA” means European Medicines Agency.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to:  (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party.

“Hazardous Substance” means:  (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Healthcare Laws” means (a) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C.A § 360) and 21 C.F.R. Part 807); (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local laws; (f) state or provincial device licensing, disclosure and reporting requirements; (g) the Federal Trade Commission Act; and (h) any comparable foreign laws for any of the foregoing, in each case as amended.

“Healthcare Regulatory Authority” means any federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) federal healthcare programs under which such products are purchased or (c) the protection of personal health information.  References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, computer software programs, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible assets, and (g) all applications and registrations for the foregoing.

“Intervening Event” means any material event, development or occurrence that was not known to the Company Board as of the date hereof and becomes known to the Company Board after the date hereof and prior to the Acceptance Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof constitute or be deemed to be an Intervening Event.

“Leerink” has the meaning set forth in Section 3.18.

“Letter of Transmittal” has the meaning set forth in Section 1.1(c).

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings, (c) liens arising from actions of the Parent or the Purchaser (including in connection with any financing), (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens arising under applicable securities laws, (g) non-exclusive licenses of Company Intellectual Property granted by the Company to its customers in connection with the sale of products in the Ordinary Course of Business and (h)  zoning, building and other similar codes and regulations relating to real property.

“Maximum Premium” means an amount equal to 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“New Plans” means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Old Plans” has the meaning set forth in Section 6.8(b).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means August 14, 2017.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer or the Merger.

“Paying Agent” means American Stock Transfer & Trust Company, LLC or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by Parent to act as a depositary agent for the holders of shares of Company Common Stock tendered in the Offer and as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled or converted in accordance with Section 2.6(b)).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Person” has the meaning set forth in Section 6.1(a).

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b)(iii).

“Release” means any actual or threatened release, spill, emission, leaking, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Restrictive Order” has the meaning set forth in Section 6.4(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Supplier” has the meaning set forth in Section 3.22.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

“Stockholder List Date” has the meaning set forth in Section 1.2(e).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant; provided, that such proposal was not solicited, encouraged or negotiated in material breach of Section 6.1, and that any proposal that was solicited, encouraged or negotiated in material breach of Section 6.1 shall not be deemed a Superior Proposal.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $57,715,052.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1    Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Purchaser, to:

Hologic, Inc.
250 Campus Drive
Marlborough, MA
Attn: John M. Griffin
E-mail: john.griffin@hologic.com
Facsimile: +1-508-263-6133

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attn:	Adam O. Emmerich
Benjamin M. Roth
Victor Goldfeld
	E-mail:	aoemmerich@wlrk.com
bmroth@wlrk.com
vgoldfeld@wlrk.com
	Facsimile:	+1-212 403-2000

(b)	if to the Company, to:

Cynosure, Inc.
5 Carlisle Road,
Westford, MA 01886
	Attn:	Michael R. Davin
	E-mail:	mdavin@cynosure.com
	Facsimile:	+978-367-8716

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
	Attn:	Hal J. Leibowitz, Esq.
Jason L. Kropp, Esq.
Andrew R. Bonnes, Esq.
	E-mail:	hal.leibowitz@wilmerhale.com
jason.kropp@wilmerhale.com
andrew.bonnes@wilmerhale.com
	Facsimile:	+1 617 526 5000

Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3    Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and the Purchaser or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4    Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), and (b) from and after the Acceptance Time and Effective Time (as applicable), the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs and Company PSUs to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Articles I and II.

10.5    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that, notwithstanding the foregoing, the Parent and the Purchaser may transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement or under any related agreement, document or instrument to any lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and the Purchaser of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6    Severability.  Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7    Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

10.8    Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least four (4) hours prior to the execution of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10  Remedies; Waiver of Jury Trial.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)           Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security.  No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.  Time shall be of the essence for purposes of this Agreement.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE OFFER AND THE MERGER.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11  Submission to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12  Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any Section of the Company Disclosure Schedule shall modify or qualify any provision of Section 5.1 unless such disclosure is expressly included in Section 5.1 of the Company Disclosure Schedule.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13  Parent Guarantee.  The Parent agrees to take all action necessary to cause the Purchaser or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement.  The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser under this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

HOLOGIC, INC.

By:	/s/ John M. Griffin
Name: John M. Griffin
Title: General Counsel

MINUTEMAN MERGER SUB, INC.

By:	/s/ John M. Griffin
Name: John M. Griffin
Title: President

CYNOSURE, INC.

By:	/s/ Michael R. Davin
Name: Michael R. Davin
Title: Chairman, President and CEO

[Signature Page to Merger Agreement]

ANNEX I

Conditions of the Offer

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required (and the Parent shall not be required to cause the Purchaser) to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not validly withdrawn), and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a)           immediately prior to the-then scheduled expiration of the Offer, the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Subsidiary of the Parent, does not equal at least one share more than half of all shares of Company Common Stock then outstanding (the “Minimum Condition”);

(b)           immediately prior to the-then scheduled expiration of the Offer, any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act and the German Act Against Restraints of Competition of 1958, as amended, shall not have expired, or been terminated or obtained, as applicable; or

(c)           any of the following shall exist:

(i)            any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

(ii)           (A) the representations and warranties of the Company contained in Section 3.7(a) shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of the Company contained in the third sentence of Section 3.2(a) and in the first and second sentences of Section 3.2(c) shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set forth in the first sentence of Section 3.1 and in Section 3.4(a), Section 3.4(e), Section 3.19 and Section 3.20 shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)          the Company shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(iv)          the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, dated the expiration date of the Offer, confirming on behalf of the Company that the conditions set forth in clauses (c)(ii) and (c)(iii) of this Annex I have been duly satisfied; or

(v)           the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of the Parent and the Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Agreement.  The foregoing conditions may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I – Page 2

EXHIBIT A

Form of Certificate of Incorporation
of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYNOSURE, INC.

ARTICLE I

The name of the corporation is Cynosure, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “General Corporation Law of Delaware”).

ARTICLE IV

Section 1.              The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2.              Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

Exhibit A – Page 1

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s By-laws. The Corporation’s By-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, in addition to any other vote required by this Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware.  Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

Except as otherwise provided herein and subject to the provisions of Section 6.6 of the Agreement and Plan of Merger, dated February 14, 2017, among the Corporation, Hologic, Inc. and Minuteman Merger Sub, Inc., the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of this Corporation required by law, this Certificate of Incorporation may include any provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by the General Corporation Law of Delaware, and such provision requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

ARTICLE IX

Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the

Exhibit A – Page 2

Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

ARTICLE X

The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees), liability, loss, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually

Exhibit A – Page 3

and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee or trustee, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of

Exhibit A – Page 4

the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article X, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article X, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to

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employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article X. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article X for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article X, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article X, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of

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such matter; provided, however, that if the General Corporation Law of Delaware requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article X; and further provided that no such advancement of expenses shall be made under this Article X if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article X, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article X (and none of the circumstances described in Section 4 of this Article X that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that

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Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article X, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article X shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article X that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall be on the Corporation.

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Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Corporation to recover an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article X, the Corporation shall not indemnify an Indemnitee pursuant to this Article X in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article X, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article X or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising

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out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article X shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article X shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article X. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article X.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article X to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

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12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

ARTICLE XI

Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XI, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

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ARTICLE XII

Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XII, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

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